GAIN Capital Announces Monthly Metrics for December 2018

BEDMINSTER, N.J., January 8, 2019/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or “the Company”) today reported certain operating metrics for the month of December 2018.

	Dec-18	Nov-18	Dec-17	Sequential Change	Year-over-year change
Retail Segment
OTC Trading Volume(1)	$192.6	$207.2	$163.6	(7.0)%	17.7%
OTC Average Daily Volume	$9.6	$9.4	$8.2	2.1%	17.1%
12 Month Trailing Active OTC Accounts(2)	123,171	123,932	132,262	(0.6)%	(6.9)%
3 Month Trailing Active OTC Accounts(2)	68,696	67,632	80,122	1.6%	(14.3)%

Futures Segment
Number of Futures Contracts	641,094	654,077	516,691	(2.0)%	24.1%
Futures Average Daily Contracts	32,055	31,147	25,835	2.9%	24.1%
12 Month Trailing Active Futures Accounts(2)	7,717	7,758	7,838	(0.5)%	(1.5)%

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All volume figures reported in billions.
1 US dollar equivalent of notional amounts traded.
2 Accounts that executed a transaction during the relevant period. For the quarter, indirect volume represented 24% of total retail OTC trading volume.

Management Commentary

“December was marked by an increase in average daily volume, both sequentially and year-over-year, to $9.6 billion, supporting an improvement in metrics as compared to Q3 2018,” said Glenn Stevens, Chief Executive Officer of GAIN Capital. “With volatility muted until the final weeks of the quarter, Q4 revenue capture came in around $97 per million. Additionally, we continued to see positive results from our planned uplift in marketing, with spend increasing by around a third in the fourth quarter and new accounts increasing for the second consecutive quarter, which is expected to drive additional volume and revenue in 2019.”

Additional Share Count Assumption Update
The Company also estimates its weighted-average common shares outstanding for the fourth quarter 2018 to be approximately 40.6 million shares.

Historical metrics and financial information can be found on the Company's investor relations website http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN's financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 908.731.0737
ir@gaincapital.com

Media Contact
Nicole Briguet, Edelman for GAIN Capital
+1 212-704-8164
pr@gaincapital.com